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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                             NYMEX HOLDINGS, INC.
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Ron Comerchero (SAGE)
646-435-2779
rcomerchero@thunderasset.com

Dear Shareholder:

In 1981 I joined NYMEX where I Spent the next 18 years, trading the energies as a local, executing orders as a floor broker and managing a substantial FCM. When the crude, gasoline, crude oil options and natural gas contracts had their Initial opening sessions I had the privilege of being among the first to trade the new contracts, in the mid-80's I conceived and helped form a special committee to explore linkages to the IPE with a mind towards an eventual acquisition in 1993 I was elected to the Nymex Board. While running for the Board, and as a director, I staunchly supported equity holders rights, for-profit status for the Exchange and a strategy of alliances with, and acquisitions of, other exchanges.

I have served as Chair or Vice-chair of the Membership, Arbitration, Globalization, Business Conduct and Bylaws committees and as a member of numerous others.

Eleven years ago in the NYMEX newsletter I stated, "I support and have supported for several years the concept of restructuring our exchange into a vehicle for distributing profits, In some form, to the membership. However, as important as this issue is, we must also face the challenge of attacks on our market share from foreign and domestic competition in the form of other exchanges and over-the-counter energy markets,"

I am gratified that positions that I (among others) advocated then, have been broadly adopted now. The Exchange is returning profits to its members and Clearport is doing well, NYMEX has indeed enjoyed enormous success. However great success creates great challenge. NYMEX continues to need directors with a vision for its future and the knowledge necessary to realize it; with an ability to work with the diverse groups that comprise the Exchange and with general business and corporate governance experience outside of the Exchange, I will provide it.

I have a broad understanding of the Nymex, both of the workings of the institution and the needs of Trade, FCM's, Floor Brokers and Locals. I have created several firms outside the futures arena allowing me to view the Exchange with an outsider's perspective. As a former equity holder I appreciate the concerns of those who have put their capital at risk, offtimes when the Merc's prospects where less promising than now. Many times have I felt that knot in my stomach when my positions were misbehaving: that same Knot when seat prices suddenly dropped for no apparent reason or when a large clearing customer decided to exceed his limits, I know how important this place is to its members and believe 1 am qualified to help guide it.

In 1996 I founded Valhalla partners, a successful proprietary equities trading firm, and am currently the founder and managing member of Thunder Asset Management, a firm primarily focused on trading merger and statistical arbitrage strategies,

I am the Public Member of the Adjudication committee and sit on the board of a publicly traded software company of which I was one of the founding partners.

To build upon the success created by our present and our soon to be chairmen will take hard work and fierce determination. With your support I will provide it.

Thank you
Ron
Comerchero

         I, Ron Comerchero, am the beneficial owner of 0 shares of common stock of NYMEX Holdings, Inc. and 0 Class A memberships in New York mercantile Exchange, Inc.

         A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders schedule for March 16, 2004. You are encouraged to read the proxy statement when it becomes available . When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Goveranance of NYMEX Holdings.

               Thursday, February 19, 2004   America Online:Bagacon      Page:1

                                MICHAEL MCCALLION

         Michael McCallion has worked his way up through the Exchange, beginning as a clerk and rising to vice president at Dean Witter Reynolds, He attributes his success as a floor broker for a futures commission merchant to self-discipline, diligence, and an ability to create order from chaos, skills that were first honed during his years of service in the United States Armed Forces. His commitment to getting the job done is apparent on the floor, as well as in the beneficial relationships he has developed with clients over the years, Mr. McCallion's experience as a problem-solver and go-to-guy is evidenced by his service on eight Exchange committees and as a director of the Commodities Floor Brokers and Traders Association, He feels these attributes make him an ideal candidate to assume the position of local representative on the Exchange Board of Directors.

         The realization of Mr. McCallion's dream of purchasing a seat was the catalyst for his active participation in Exchange committees and a logical stepping stone to his immediate pursuit of becoming a Board member. Mr McCallion point to his contributions to the project management, facilities, finance, membership, arbitration, food service, health club, and benefit committees, as well as his familiarity with the inner workings of the Exchange, as evidence of his leadership ability.

         In fact, Mr. McCallion was the only non-board member to serve on the project management committee, hand-selected to help oversee the grant process, financing and construction of the new building -the largest physical and financial undertaking in Exchange history,

         "Accountability and adherence to the bottom line have been my goals as a finance committee member," says Mr. McCallion, "Our recent dividends are a direct result of these efforts." Toward this end, he is currently working on creating a more efficient distribution of profits for shareholders.

         Mr. McCallion believes that the opportunity for newcomers to move and grow within the Exchange, as he has, is a direct result of the open outcry system. "It is Imperative that we retain the ability to walk Into the pits on a daily basis," he states, "although we owe it to ourselves to continue exploring available technological opportunities that will enable us to more effectively capture global market share,"

         "We have the opportunity to capitalize on our past successes by seeking new avenues to grow our business," he says. "Our new NYMEX ClearPort(TM) system is an example of technology that allows us to expand our scope of business and opportunity. Our goal is to seize the future while retaining the solid reputation that defines the Exchange."

         Mr. McCallion states that he has proved his allegiance during the past 23 years by voluntarily serving its membership. He says his contributions are evident in not only the way the Exchange has evolved, but through its current positive climate and that his personal dedication and integrity qualifies him to speak with a unified voice on behalf of the membership.

         "It's inconceivable to me to not give back to the profession and membership that changed my life," Mr. McCallion says, "I am honored to have earned the chance to increase my commitment to the Exchange by serving as a local representative to the board,"

I, Michael McCallion, am the beneficial owner of 1 share of common stock of NYMEX Holding, Inc.
and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16,2004. You are encouraged to read proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's websites. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

                             KENNETH GARLAND (CASH)

Dear Fellow Member:

They say that actions speak louder than words. There is no more compelling reason I can give you to vote for me than my track record of the past 20 years, 1 am currently a member of the board of directors and serve on a multitude of committees. I am an active and outspoken member of each of these committees, putting in the time that goes along with the title. I currently serve on the following committees:

     - Floor Committee (Chairman 2003- present, Vice Chairman 1999-2003, Ring Chairman 1997-1999, member since 1984)

     - Settlement Committee (Chairman 2003-2004, Vice Chairman 1999-2003, Ring Coordinator 1997-1999, member since 1986)

     -   Petroleum Products Advisory (Chairman 2001-2004, member since 1987)

     -   Local advisory (2000 through the present)

     -   Arbitration (1983 through the present, Chairman 2001-2003)

     - Adjudication (1989 through the present, including serving as panel chairman since 1997)

     -   Security (2002- present)

     -   Compliance Review (2003-present)

     -   E-miny Steering Committee (2002-present)

     -   National Futures Association membership appeals subcommittee
         (1994-present)

     - Past member of business conduct, appeals committee, and membership committee, and also served two terms on the Exchange's nominating committee

My fellow board members and those who have served with me on various committees recognize my strong focus as a hallmark of the way I approach any task. During my past three years of board Service, the Exchange has not only handled extremely difficult challenges, but we have launched several now initiatives which has made our exchange the strongest it has ever been. Open outcry is strong and vibrant. NYMEX Clearport(SM) is a growing success, and our NYMEX ACCESS(R) system continues to grow, We can virtually trade 24 hours a day, making NYMEX a true global exchange.

In 23 years as a member of the Exchange, I have witnessed constant evolution. Every time the Exchange changed anything, such as leaded gas to unleaded, contract specifications, settlement rules, etc., the members were always concerned about the future, but these changes all led to success and growth.

We must continue investigating strategic initiatives in order to increase our market share and expand our product line.

I believe I have an advantage in that so many of you know me and recognize me as a fair-minded individual who is a man of integrity. If re-elected in the at-large category, you know I will continue to take seriously my obligation to represent all members and to act as a bridge between the board and all of its constituents. My board experience and my extensive committee experience have put me in key decision-making roles with floor traders, the off-floor trading community and equity holders. These opportunities have not only enabled me to present floor traders in a positive light with FCM and commercial sectors, as I help them to gain a better understanding of our role, but have also allowed me to make & difference in shaping the quality and integrity of the trading environment, In asking for your support on March 16, I am asking you to vote for the person that you trust to take a thoughtful, intelligent, earnest, hard-working, fair, unpretentious, serious, and practical approach to this momentous responsibility. Again, actions speak louder than words.

Thank you,

I, Kenneth Garland, am the beneficial owner of 1 share of common stock of NYMEX Holding, Inc., and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. You are encouraged to read proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

Fellow shareholders:

World changing events have shaped us and our industry over the last three years. The World Trade Center attack has prompted a strong US military presence in the Middle East testing the resolve of our allies and enemies. Our economy is recovering, but the absence of the restructuring energy merchant sector gives even staunch supporters of energy deregulation reason to pause. Corporate scrutiny and reform are changing the American business landscape end currently test even the NYSE floor trading model, Eurex is pushing an electronic alternative to Chicago's financial futures, We face many challenges, many adversities, all of which present opportunities.

We are in a position to capitalize on the hard-earned rise in valuation reflected in our seat/share price. By grafting technology to our time- tested human market-making 'match engine' and globalizing this brand of price discovery we can ensure the future of our unique business model.

                              What does this mean?

     - We must incentivize floor brokerage operations to adopt wireless handheld order entry/execution systems, While preserving our 'open-outcry' relationship driven way of currently doing business, we can present a digital interface.

     - A technology subsidy will help struggling floor brokerage operations refocus on marketing and brokering until operating efficiencies and seat market dynamics improve profit margins.

     - We must bolster our self-regulatory systems to maintain the integrity of floor liquidity. The unique human market-making demands of physical commodity spread relationships defy mathematical imitation. Improved customer/clerk and inter-ring communication can bolster public access to our liquidity.

     - We must globalize this methodology to become the benchrnark pricing reference of energy products worldwide. Open-outcry pools of liquidity in regional commodities (mid-east sour crude, Singapore bunker or jet fuel) traversing time zones will create shipping/ currency based arbitrage opportunities and profit potential.

The challenge of leadership is to perform the day-to-day chores while moving toward the objective. Though more streamlined and efficient than we were three years ago, we can still improve accountability standards in many departments of our business. Board oversight must continue to demand this while maintaining sensitivity to the concerns of those affected.

I am gratified by the opportunity to have served over these eventful three years. The lessons I've learned from you, board members, floor traders and staff have been truly inspiring. I hope my continued service on the board will yield the shareholder value and trading potential commensurate with the internationally recognized industry leadership we will exhibit.

I remain,

Gordon K. Rutledge

I, Gordon Rutledge, am the beneficial owner of 1 share of common stock of NYMEX Holding, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. You are encouraged to read proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

Gordon Rutledge began his career as the commodity newswire editor of Merrill Lynch in 1976. Eager to apply theories of technical analysis learned in college, he went to work for John Murphy at Merrill as a junior technical analyst the following year. There, Gordon was assigned to cover the new interest rate and currency futures as well as the platinum, orange juice and potato markets. By 1979 the unprecedented rise in interest rates and metals' prices gave Gordon the opportunity to apply his technical and communicative skills as a floor analyst for Merrill in copper and platinum.

The vitality and personality of the floor hooked Gordon. After going back upstairs for a brief stint managing money, he left Merrill and went to work for Michael Marks at MercOil as a phone clerk in June 1981. Gordon became a broker in September 1981.

In early 1982, John Tafaro approached Gordon with the idea of starting a brokerage business. The result was J. Tafaro Brokerage which rode the explosive growth in energy futures trading during the 1980's to become one of the largest independent floor brokerage operations on NYMEX. Gordon bought a seat in 1983 and became increasingly active in exchange affairs. He served on the floor, settlement, arbitration, business conduct and option's advisory committees.

In August 1991, Gordon left Tafaro and started Onyx Brokerage Inc. He continues to run this successful 6-person "boutique" operation with his partner Angelo Annunziato.

Gordon was elected to the NYMEX board in 2001. He chairs the Control, Floor Broker Advisory and Membership committees. He is on the PAC board and is active in communicating the exchange's positions on matters of importance to the appropriate legislative and/or regulatory body. He serves on the compliance review, e-mini, electricity, and ad-hoc security committees. Recently, he is working to incentivize the floor community to adopt handheld technology for greater efficiency and to expand that brand of open-outcry price discovery into the global marketplace as the most transparent form of energy trading.

Gordon has a BA cum laude from Harvard University. He resides in New Jersey with his wife and four children.

I, GORDON RUTLEDGE, AM THE BENEFICIAL OWNER OF 1 SHARE OF COMMON STOCK OF NYMEX HOLDINGS, INC., AND 1 CLASS A MEMBERSHIP IN NEW YORK MERCANTILE EXCHANGE, INC.

A PROXY STATEMENT CONTAINING IMPORTANT INFORMATION ABOUT THE ELECTION OF DIRECTORS OF NYMEX HOLDINGS, INC. AND OTHER MATTERS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO THE STOCKHOLDERS OF NYMEX HOLDINGS PRIOR TO NYMEX HOLDINGS' ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR MARCH 16, 2004. YOU ARE ENCOURAGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE. WHEN IT IS FILED WITH THE SEC, THE PROXY STATEMENT, AS WELL AS ALL OF NYMEX HOLDINGS' SEC FILINGS, CAN BE OBTAINED FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV. COPIES MAY ALSO BE OBTAINED FREE OF CHARGE FROM THE OFFICE OF CORPORATE GOVERNANCE OF NYMEX HOLDINGS.

Dear Fellow Member/Shareholder,

It has been three years since I last asked for your support in my bid for reelection to the Board of Directors of NYMEX. During this period we have seen the worst of times and the best of times. Shortly after being reelected, the Exchange's very existence was threatened and our leadership was tested. We came through it stronger and more united than ever. We faced the threat of competition from other exchanges and we are still the premier energy and precious metals exchange in the world. In the last two years we have delivered our best performance ever in both volume and revenues, and I take pride in what we have accomplished.

Most of you know my history through my many years of service as a member, vice chairman, and chairman of almost every committee of the Exchange. I have worked with many of you over the years to make NYMEX the great firm that it has become. I am completing my ninth year of Board service, most of which I have served on the Executive committee. I have been Secretary of the Exchange for the past three years.

While I have been involved in every decision we have made in these last three years, there are certain projects of which I am particularly proud.

Only days after the Exchange was closed due to the terrorist attacks, I was asked by the Chairman to find and create a disaster recovery site. Mitch Steinhause and I found a location that fit our needs for a backup trading and technology facility. Together with staff personnel, Mitch and I planned and supervised the build out of the facility, which mirrors our primary trading floors. The project was completed on schedule and under budget. The site serves as a valuable insurance policy that we hope we never have to use. When Chairman Viola came to the Board and told us it was our patriotic duty to bring our brother traders from NYBOT into our building, it was Mitch and I who were once again called upon to plan an equitable reconstruction of the COMEX trading floor and negotiate a lease for trading, technology and office space which would be fair to both NYBOT and NYMEX. We were successful and the results were a seamless integration of NYBOT into our building and increased rental revenue of $3 to 4 million per year. At the same time, because of aging technology, we sought to replace our entire trading floor phone system. Along with our Director of Telecommunications, we researched the available technology appropriate for our environment. We brought the results of our search to the Facilities committee and the Board. The installation of the new phone system on the reconstructed COMEX floor was completed virtually problem free. We are currently in the middle of a phased-in installation on the NYMEX trading floor and all is going well.

In 2002, the Chairman asked me to get involved in settlement negotiations with AT&T that had bogged down. As a result of my direct involvement, the Exchange saved a minimum of $1 million.

As Chairman of the Clearing committee, I pushed for Guarantee fund insurance to help increase the financial stability of the Exchange. In the case of a default, $100 million in insurance funds become available after the Guarantee Fund is exhausted and before any Member Firm assessment.

While I was Chairman of the Membership committee, I worked with Joel Faber and Lou Guttman to change an Exchange rule in order to protect the leased Seats of Equity members. It replaces the exposure to their assets with the guarantee of the Primary Clearing Member and ultimately, the Exchange.

I have worked with our CIO, Sam Gaer, to bring the latest and best technology to the trading floor. We have a group of floor traders testing an electronic handheld trading pad. It is our belief that this device will help us preserve open outcry and make floor trading more efficient for both the traders and the Exchange.

I take my responsibility as a Board member extremely serious and strive on a daily basis to make NYMEX better in every way. As you can see from the projects that I have been involved in, I look to improve efficiency and increase revenues. If you do not know me or have personal knowledge of my record, please ask my fellow Board members. I am confident they will attest to my accomplishments.

We have come a long way in a short time under the leadership of Chairman Vincent Viola. I am honored to have worked with him. I look forward to continuing to work with our new Chairman, Mitch Steinhause and the rest of the Board. With your help, I will be successful. It is more important than ever before to vote for an experienced candidate with a proven record. Thank you for your consideration and continued support.

Sincerely,
Gary W. Rizzi

         I, Gary W. Rizzi, am the beneficial owner by A-B-C agreement of two shares of common stock of NYMEX Holdings, Inc. and two Class A membership in New York Mercantile Exchange, Inc.

         A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and others matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. you are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

                                GARY RIZZI (RAZZ)
                                  FCM CANDIDATE

Gary Rizzi has served on the Board of Directors for the past nine years and on the Executive Committee for the past four years. He has served as the Secretary of the Exchange for three of those four years. He has been a member of the floor community for 25 years. After working for Dean Witter for a year as a clerk, Mr. Rizzi joined A.G. Edwards and became floor manager in 1982. He has been an officer of the firm and a conferring member of NYMEX for 20 years. He is also a member of the COMEX Division and both divisions of the NEW York Board of Trade.

Mr. Rizzi has been actively involved in Exchange issues for 16 years through his extensive committee and Board service. He is currently chairman of the Clearing, Bylaws and Arbitration committees and vice chairman of the Facilities committee. He is the former chairman of the Membership, FCM Advisory and Technology committees. Mr. Rizzi also serves on the New York Board of Trade technology committee.

A staunch advocate of the benefits of open outcry trading, Mr. Rizzi has always viewed his leadership role as an opportunity to bring the latest technologies to the trading floor, reinforcing the efficiencies of this environment. As a result of his vision and tenacious efforts, the Board and membership have embraced the concept of wrapping the floor in technology. His guidance is paramount to the current initiative on hand-held trading pads and electronic order routing.

Mr. Rizzi feels that technology alone is not sufficient to expand the horizons of NYMEX and places an equal degree of emphasis on the development of products, as well as strategic alliances, that will exploit new opportunities.

As chairman of the FCM Advisory committee, Mr. Rizzi instated cost reduction programs to help keep business on the floor, while at the same time seeking greater cost savings in Exchange operations.

Mr. Rizzi was responsible for finding and oversight of the construction of our Disaster Recovery trading and technology site. He was directly involved with the lease negotiations that brought the New York Board of Trade into our building and increased rental revenue to NYMEX.

Mr. Rizzi devotes painstaking attention to detail to every issue that comes before the Board.

Throughout his tenure, Mr. Rizzi has made it a priority to act as a member advocate in his representation on the Board, not just for his own FCM constituency, but for all segments of the membership. He views it as his responsibility to be well informed and immediately responsive on every issue. His operation is located on the trading floor, but he is also easily reachable by phone throughout the business day, acting as a three-way liaison and conduit between the floor, upstairs community, and Board of Directors.

Mr. Rizzi says, as members, we should all remember that this exchange is ours. We should all participate in the future growth and success of this institution, not only by electing the right Board representatives each year, but also by giving them the value of our continued input throughout the year.

I, Gary W. Rizzi, am the beneficial owner by A-B-C agreement of two shares of common stock of NYMEX Holdings, Inc. and two Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and others matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. you are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

Harvey Gralla/ABBA
Category/Equity Holder
1369 E. 21ST.
Brooklyn, N.Y. 11210